CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made and entered into this 1st day of   July, 2012 by and between EOS Petro Inc. (hereinafter referred to as “EOS”), and Quantum Advisors, LLC (hereinafter referred to as “Quantum"), and hereinafter collectively referred to as the "Parties".

WITNESSETH:

      WHEREAS, EOS is a new public company that is engaged in the business of oil exploration and drilling and associated business activities; and

      WHEREAS, John Mitola, managing member of Quantum is currently a member of the board of the predecessor company to EOS and will be a board member of EOS as a public company; and

      WHEREAS, Quantum has special abilities and experience in the areas of general business management, business development, corporate strategy and asset funding for operating companies and emerging growth enterprises, and in particular companies active in the energy field; and

      WHEREAS, in addition to Mr. Mitola’s role as a board member, Quantum has agreed to provide ongoing consulting services to EOS in order to assist EOS with general business expansion strategies, board organization and management, business management and asset/project finance funding for oil/gas land rights, exploration, existing operating oil/gas wells, etc.; and

      WHEREAS, it is the desire of the Parties to define and set out their relationship in writing and the circumstances under which Quantum shall provide such consulting services.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Parties agree as follows:

1. CONSULTING SERVICES. EOS hereby agrees to retain Quantum to provide consulting support and advisory services to include business expansion strategies, business management, project financing and optimization support through the contractual structure outlined by this Agreement. Quantum shall devote such of its time and effort as may be necessary to discharge its duties under this Agreement. While Quantum shall not be restricted from engaging in other business activities during the Term of this Agreement, Quantum shall not provide services to any entity that directly competes with EOS. Services shall include but not be limited to the following:

•	John Mitola, managing member of Quantum, will serve as a “strategic advisor” to EOS alongside serving as a member of its board of directors (note – Mr. Mitola’s role as a board member will be structured consistent with all other members of the board and he will be compensated as a board member similarly to all other members of the board.)

•	Board Coordination, Recruitment and Management:

o	Board meetings - Quantum will provide complete management of board meetings including the bulk of board meeting agendas, materials, presentations and outline. Mr. Mitola will serve as an informal corporate secretary and as the formal Corporate Secretary (if desired by EOS) and in so doing shall provide follow up board meeting notes.

o	Board Committees - Quantum will help organize board committees in full compliance with Sarbanes Oxley and specific requirements of the exchange that EOS trades upon. Quantum shall organize committee meetings to meet such minimum requirements of the corporate bylaws, exchange and SEC.

o	Board Recruitment – If desired by EOS, Quantum will identify, advise and lead discussions with additional professionals targeted to be recruited to the board of EOS.

•	Acquisitions:

o	Acquisition Assessment and Board Review - Quantum will assist EOS with its assessment of all new company acquisitions targeted by EOS. Quantum will lead in the detailed evaluation consistent with classic Harvard Business Review outline form and prepare an appropriate report for the EOS Board with the company’s recommendation in accordance with corporate standards.

o	Acquisition Negotiations – Quantum will assist and/or lead the negotiation process of such acquisitions at the direction of EOS. Assistance shall include travel and face-to-face meetings with such targeted acquisitions.

o	Asset Acquisitions - Quantum will assist EOS with its assessment of any targeted oil field, works, and associated asset acquisitions contemplated by EOS. Work to include an assessment of new market territories and acquisition targets. Assistance shall include travel and face-to-face meetings with such targeted acquisitions.

•	Financing:

o	Assist, support and/or lead EOS efforts to secure energy project financing to move forward with the development of EOS oil exploration.

o	Quantum will help identify, target and lead discussions with targeted project finance partners. Work to include travel and face-to-face meetings with such targeted financial partners.

•	Other specific assignments determined by EOS.

2. PURPOSE. The purpose of this arrangement is to carry on any and all such other activities as may be necessary to provide the Consulting Services outlined above and to support the growth and operation of the business of EOS.

3. OFFICE, SUPPLIES AND EXPENSES. While it is not anticipated that Quantum representatives will need to work extensively from EOS offices, Quantum is prepared to provide any on-site work as required and EOS shall provide any necessary office space to allow Quantum to conduct any on-site work that may be required to perform the Consulting Services outlined herein. Quantum shall be reimbursed by EOS for all reasonable and industry standard expenses and supplies required to carry out the duties contemplated by this Agreement. Quantum shall obtain EOS’s written approval for any travel incurred on behalf of EOS and for any single expense over $500. Such approval may be provided via email transmission and reimbursement shall be made by EOS within 30 days of formal submittal by Quantum regardless of how compensation is structured at such time.

4. TERM. The Agreement shall commence on July 1, 2012 and shall continue for a minimum period of 12 months. Thereafter, this Agreement shall continue indefinitely or until terminated by either of the Parties upon 60 days written notice thereof to the other Party. Such notice to be provided by email communication.

5. MINIMUM MANPOWER COMMITMENT AND COMPENSATION. Quantum will provide the work necessary to meet the requirements of the Consulting Services as outlined above. Quantum will also commit to one in-person meeting per month – preferably in a manner that shall integrate with other Quantum travel activity to maximize efficiency and to minimize travel expense to EOS. In addition, Quantum recommends holding a standing conference call on two afternoons each week to review general strategy. At other times, Quantum will provide regular email updates along with a more formal Monthly Report.

Quantum will also provide availability for approximately 1 to 2 strategy or project finance meetings/trips per month on behalf of EOS (albeit, Quantum will always try to combine travel with other business initiatives to reduce cost to EOS).

Compensation:

•	Monthly retainer - As compensation for the services contemplated herein, Quantum will be paid a monthly fee of $5000 per month, payable on the 15th of each month. This fee shall begin to be paid the first month following either a) EOS has successfully raised and funded a minimum of $2.5 million in corporate equity or b) EOS has become cash flow positive on a monthly basis. The cash retainer shall be paid as a prepayment for a planned success fee related to Quantum’s efforts to support EOS acquisitions or financings as outlined in the Services section. Such success fee is generally targeted to equal 1% of the project value and at no time less than $60,000 per project closing.

•	Stock compensation – in exchange for Quantum’s initial efforts and support of EOS during the time at which EOS is unable to pay the monthly retainer in due to the lack of the occurrence of (a) or (b) outlined above, Quantum shall be granted a grant of common stock in EOS of 200,000 shares. 50,000 shares shall vest on July 1, 2012 or immediately upon the public merger closing of EOS following July 1, 2012. If Quantum is continuing in its role for EOS at December 31, 2012, an additional 50,000 shares shall vest from the 200,000 share total grant. If Quantum is continuing in its role on July 1, 2013 and December 31, 2013, an additional vesting of 50,000 shares shall occur on each of the respective dates. The stock shall have equal registration status and trading rights as stock held by Nik Konstant and his affiliates.

•	If this effort is continuing at July 1, 2014, and, EOS is cash flow positive, the monthly retainer shall increase to $8000 per month.

6. REPRESENTATIONS AND WARRANTIES. The Parties hereby represent and warrant to each other that they have full power and authority to execute, deliver and perform the terms and provisions of this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Parties enforceable in accordance with its terms, except to the extent that the enforceability hereof may be limited by bankruptcy or similar laws relating to or limiting creditors' rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).

7, INDEMNIFICATION. Each Party hereby agrees to indemnify and hold harmless the other Party and its directors, officers, employees and/or affiliates against any and all losses, claims, damages obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the reasonable costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, proceeding or investigation (whether or not in connection with litigation to which the Consultant is a party) (collectively, the "Liabilities") arising out of or in connection with the activities contemplated by this Agreement, so long as such Liabilities arise from the negligent and/or willful misconduct of the violating Party, or the violation in any material respect of applicable federal or state securities laws by the violating Party with respect to any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated, or necessary to make the statements made, in light of the circumstances under which they were made, not misleading; provided, however, that this provision shall not apply to any Liabilities to the extent found by a court of competent jurisdiction to have resulted from the willful misconduct or violation in any material respect of applicable federal or state securities laws by the other Party. to the extent set forth in Section 8(b) hereof. Each party entitled to indemnification under this Agreement (the "Indemnified Party"), shall give notice to the party required to provide indemnification hereunder (the "Indemnifying Party") with reasonable promptness after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. Notwithstanding the foregoing, the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8. Upon receipt of such notice, the Indemnifying Party shall conduct the defense of such claim or any litigation resulting there from. The Indemnified Party may, however, participate in such defense at such Indemnified Party's sole expense. The Indemnified Party shall furnish such information regarding the claim in question as the Indemnifying Party may reasonably request in writing in connection with the defense of any such claim and litigation resulting there from.

8. INDEPENDENT CONTRACTORS. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer or employee. Except as otherwise expressly provided herein, Quantum and its representatives acknowledge that they are not an officer, director or agent of Knight in any way and as such may not commit Knight to any action.

9. MISCELLANEOUS PROVISIONS.

(a)       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to the principles of conflicts of laws thereof.

(b)       Attorney Review. The Parties acknowledges that this Agreement will have important legal consequences and imposes significant requirement on each Party. Accordingly, the Parties acknowledge that they have considered retaining or have retained legal counsel to review this Agreement and that each Party has been provided with adequate time to obtain such review.

(c)       Arbitration. The Parties agree that in the event of any and all disagreements and controversies arising from this Agreement such disagreements and controversies shall be subject to binding arbitration as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association to be held in Los Angeles, California before one neutral arbitrator. Either Party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, either Party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). In the event of any such disagreement or controversy, neither Party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other Party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such Party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. The costs and expenses of the arbitration (including attorneys’ fees) shall be paid by the non-prevailing Party or as determined by the arbitrator. The Parties are hereby waiving any claims against each other party for any activities or prior business transactions between the parties to date. This paragraph shall survive the termination of this Agreement.

(d)       Entire Agreement. This Agreement contains the entire agreement and understanding between the parties and merges and supersedes any prior understandings or agreements, whether written or oral. The provisions of this Agreement shall be amended or waived only with the written consent of both parties hereto. No other course of dealing between the Parties or any delay in exercising any rights hereunder will operate as a waiver of any rights of either Party under this Agreement.

(e)       Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and shall be enforceable by Consultant and the Company and their respective successors and permitted assigns. Except however, that this Agreement will automatically terminate without further liability on the part of either party due to the death or incapacitation of Quantum’s principal, John Mitola.

(f)       Nonwaiver of Rights. The failure of either Party to (i) enforce any of the provisions of this Agreement or any rights with respect thereto or (ii) exercise any election provided for herein shall in no way be a waiver of such provisions, rights or elections or in any way affect the validity of this Agreement. The failure of either Party to exercise any of said provisions, rights or elections shall not preclude or prejudice such Party from later enforcing or exercising the same or any other provision of this Agreement or any rights or elections which it has hereunder.

(g)       Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effective and given upon actual delivery, if delivered by hand, or via email transmission with a confirmation provided by the other party. Notices may also be sent via one (1) business day after the date sent by nationally recognized overnight courier service, telex or facsimile transmission, or five (5) business days after the date sent by registered or certified mail, return receipt requested, postage prepaid, addressed in each case, to the following addresses:

i.	if to EOS:
Nik Konstant
NKonstant@princevillegroup.com

ii.	if to Quantum:
John Mitola
john@quantumadvisorsllc.com

or to 600 W. Jackson, Suite 600, Chicago IL 60661

(h)       Assignability. This Agreement may be assigned to any wholly owned affiliate of either Party to this Agreement. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either Party to any third party without the prior written consent of the other party hereto.

(i)       Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

(j)       Limitation of Liability. In no event shall either Party be liable to the other Party for any indirect, special, punitive or consequential damages, nor for any claim against the other Party made by any person or entity arising from or in any way related to this Agreement or from the services provided by hereunder, except for the liability and indemnification obligations set forth under Section 7 hereof.

(k)       Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Nik Konstant, Princeville Group and EOS Petro

By:	/s/ Nikolas Konstant

Its: Chairman

QUANTUM ADVISORS LLC

By:	/s/ John Mitola

Its:	Managing Member

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